Exhibit 99.1

Dear Shareholders:

I’m writing to share how my thinking has evolved since my February Shareholder letter (shown below for reference). Many thanks to those of you who provided terrific input on the tricky issues associated with considering creation of a second class of equity. While some of my initial thoughts were confirmed, many have now changed considerably, and I wanted to summarize some current thoughts to facilitate additional feedback.

This dialog with shareholders has reinforced and amplified for me the value that our clients and staff place on the importance of Independence as a Pega “brand promise.” Pega is increasingly critical to an expanding client base who routinely express deep concerns about the possibility we could be acquired by firms less interested in building great products than in eliminating competitors and capturing recurring subscription/maintenance fee streams. This concern is understandable since it is common, after such acquisitions, for product/technical leadership to leave, for innovations to die, and for technical advancements to be replaced with marketing slogans.

During my 35 years as CEO, I believe Pega has significantly benefitted, and could continue to benefit, from maintaining Independence. Feedback from our investors respected our Independence as valuable to buyers of our software and central to the character of Pega. Thus, I believe a mechanism that preserves Independence – for as long as the Pega team can deliver strong performance – would be of interest not just to our clients, but to our investors as well.

Furthermore, while happy to maintain significant Pega holdings, my wife and I would like to accelerate our charitable work to be able to see additional results during our lifetimes. Creating a Dual Class structure (with a second class of low-vote stock) could readily facilitate both objectives and also provide Pega with helpful additional latitude regarding sensible acquisitions and equity incentives for senior executives.

Feedback on my previous letter made a few things clear. First, our investors routinely own stock from companies with multiple classes of equity. Secondly, little concern was expressed about a second class that would exist while I was actively running the company. Again, this is consistent with our investors’ experience around other founder-led tech companies and supported by how Pega has been managed to date under my stewardship.

While these observations demonstrate a level of acceptance and support, there were some concerns expressed about potential long-term issues arising from multiple-class structures. On reflection, there may be ways to address these concerns – though rarely do firms with Dual Class structures seem to address them. For example, a search of relevant precedents did not reveal any with a shareholder-return performance trigger that would periodically reevaluate and/or re-vote on the continuation of a Dual Class structure should performance lag. Considering remedies to the issues that were raised could be promising for Pega – and might act as a precedent for improved governance for other Dual Class firms. While any Dual Class structure will require approval by Nasdaq (our listing exchange), I am hopeful that a thoughtful structure with enhanced corporate governance provisions could find favor with the regulators.

For your thoughts and feedback, below are some examples of remedies a company could consider as part of bringing forward a low-vote class of shares (say for example through a stock split):

Concern	Example of possible remedy
The company stops performing yet controlling shareholders resist acquisition offers.	Dissolve the Dual Class if the company underperforms peer benchmarks for several years.
Low-vote shareholders may need additional incentives to keep the share prices reasonably aligned between the classes.	Provide a X% Dividend premium for low-vote stock.
Management equity compensation becomes unreasonable.	Have both equity compensation for top executives and changes to the overall equity plan be voted on or ratified by all shares having equal weight.
Liquidity issues could arise on high-vote shares (as they could have lower trading volumes).	Consider approaches to allow conversion of shares without allowing increased concentration of voting power.
Management pursues dilutive acquisitions.	Have acquisitions that would dilute shareholder holdings by more than X% be ratified by shareholders, with all shares having equal weight.
Board becomes insular and doesn’t adequately consider wishes of low-vote shareholders.	Allow a number of Board Members to be voted on with all shares having equal weight, or exclusively by the low-vote shareholders.
Inequitable distribution of assets (e.g. in the event company is acquired).	Ensure that all future distributions treat all shareholders equally.

I am interested in understanding if these types of considerations, perhaps changed or augmented, would be embraced by shareholders and deliver the power and benefits of Independence while ensuring good governance and shareholder returns. It would be my mission to develop Pega into a firm that can provide our shareholders outstanding results for the future, as we have over the last decade.

I look forward to having a chance to discuss this (and any other topics of interest) with shareholders and other interested parties. I will be proactively reaching out to our largest shareholders and welcome a discussion with any shareholder – just ask by emailing Shareholder@Pega.com.

It has been an honor to lead Pegasystems for over three decades, and I’m excited by the road ahead. There is a tremendous opportunity to become the provider of choice to clients in new, larger markets. Thank you for your support and feedback.

—Alan Trefler

    November 7, 2018

Letter as Filed in February 2018

Dear Shareholders:

It is a very exciting time at Pegasystems and we are energized about our clients, offerings, and business potential. In thinking strategically about how we could accelerate growth, we’ve identified potential changes, including changes to our stock structure. Pega is committed to the long-term interests of our clients, shareholders, and staff, and shareholder input will help our thinking considerably. So, as we continue to consider various possibilities, it would be terrific to engage with shareholders in coming months to hear their thoughts.

As a Massachusetts corporation, any change to our charter to alter our stock structure has the very high bar of requiring approval by the holders of 66.6% (two-thirds) of our outstanding shares. As my holdings are approximately 51%, this means the holders of many millions of additional shares will need to see value in any possible change.

A Business Built on Trust and Long-Term Relationships

We built this business with grit and persistence – never taking venture capital or falling prey to the self-indulgent behavior that is sadly common for hi-tech firms. We’ve focused on harnessing innovative technology to build outstanding products, with decades-long client relationships and renewal rates over 97%. Our revenue has grown from $100 million in 2005 (when I retook operational control of the business) to $841 million in 2017, and our stock price has appreciated about 2,000% since 2005. Our 4,300 staff are passionate about client success and we enjoy excellent retention of top talent. We have a vibrant business with continuing recognition by leading clients and industry analysts.

As CEO, I believe that central to our success and competitive differentiation is our “brand promise” of independence. We operate in an industry where acquisitions are frequent, often by firms less interested in building great products than in eliminating competitors and capturing recurring subscription/maintenance fee streams. After such acquisitions, it is common for product/technical leadership to leave, for innovations to die, and for technical advancements to be replaced with marketing slogans.

Our software is unusually strategic – clients and prospects depend on its ongoing enhancement to keep their businesses healthy. Thus, the possibility of Pega being acquired is of great concern to our prospects, clients, and staff. During sales cycles I’m routinely asked about our commitment to independence and our ability to resist being acquired – and our answers to date have been very reassuring. We’ve highlighted this brand promise in the press and on TV interviews – and believe it is central to our success to date and our future growth.

Because of our brand promise of independence, we have exclusively used cash (rather than equity) for all acquisitions to date. As a result, we have made fewer acquisitions than many of our competitors – spending less than $250 million on all acquisitions in the last ten years. As we have grown and increasingly compete in larger markets, this practice limits the types and number of acquisitions we can make and also limits our ability to return cash to shareholders through dividends and stock buybacks.

New Opportunities and Challenges

As we’ve discussed over recent years, Pega is engaged in two major transitions. First, we have complemented our rich “business process management” (BPM) capabilities with “customer relationship management” (CRM) applications for Sales, Service, and Marketing. This has launched Pega beyond our leadership position in the BPM market to become a leading competitor in the much larger CRM market. The combination of CRM for Customer Engagement coupled with our traditional Process Automation leadership provides power and differentiation to organizations looking to achieve Digital Transformation.

Second, we’ve engaged in a shift to “Software as a Service” in the Cloud. Pega provides “Cloud Choice” that is very attractive to prospects, and allows us to significantly broaden the size of our target market. Through these changes, we see Pega’s addressable market increasing dramatically.

Our competitors have been very acquisitive and we’ve considered how Pega could now benefit by making acquisitions of more substantial companies. One thing we are proud of is that when Pega has made acquisitions we’ve succeeded in unifying the technology and retaining key talent – both quite unusual. Freeing us to use equity as an acquisition currency, without risking loss of independence, could be an attractive way to fill product gaps and accelerate growth.

Considerations we would like to discuss with interested shareholders

One approach the board and I have been considering to address these challenges is the creation of a low-vote class of stock, which, among other things, would give us greater flexibility in making responsible strategic acquisitions without threatening our independence. Related considerations could include:

•	Improved dividend rights for low-vote shares.

•	Other mechanisms intended to keep share classes trading in relative parity.

•	Enhanced corporate governance structures to complement the use of low-vote shares.

•	How do shareholders evaluate tradeoffs between cash, bonuses, stock grants, or options with regard to employee compensation?

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Is there a level of my ongoing share ownership that would reassure other shareholders of alignment between voting and economic interests while still allowing me to pursue charitable and personal goals during my lifetime?

•	What mechanisms could allow a dual stock class structure to be subject to periodic review and approval to ensure it is in the best interest of all Pegasystems constituencies under Massachusetts law?

•	And any other ideas shareholders may have.

Looking forward to discussing, and to the enormous opportunity ahead

It will be terrific to hear the thoughts of shareholders, and hopefully this research initiative will gather meaningful feedback. We will be reaching out to our largest shareholders proactively, and welcome a discussion with any shareholder – just ask for a meeting through an email to Shareholder@Pega.com.

I’ve been honored to lead Pegasystems for over three decades and I am excited by the opportunities and challenges ahead. There is a tremendous opportunity to become the provider of choice to clients in new, larger markets. Thank you for your support and feedback.

--Alan Trefler, Founder and CEO

    February 26, 2018